UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

(Date of Report (date of earliest event reported)): December 6, 2006

MidCarolina Financial Corporation
(Exact name of registrant specified in its charter)
North Carolina	000-49848	56-2006811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 South Church Street, Burlington, North Carolina		28215
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code		(336) 538-1600

[not applicable]
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

Amended Salary Continuation Agreement. On December 6, 2006, MidCarolina Bank (the "Bank"), a wholly owned subsidiary of MidCarolina Financial Corporation (the "Company"), entered into an Amended Salary Continuation Agreement with Robert C. Patterson, Senior Vice President of the Company, Senior Credit Officer and Vice President of the Bank. The Amended Salary Continuation Agreement amends and restates Mr. Patterson's October 1, 2004 Salary Continuation Agreement in its entirety. The Endorsement Split Dollar Agreement that accompanied Mr. Patterson's October 1, 2004 Salary Continuation Agreement was not amended and continues to provide a split dollar life insurance benefit of approximately $500,000.

The Amended Salary Continuation Agreement promises a fixed benefit for Mr. Patterson's lifetime in retirement after age 65. Under the Amended Salary Continuation Agreement, Mr. Patterson's annual normal retirement benefit is $70,000. If Mr. Patterson is terminated for Cause, Mr. Patterson will not be entitled to any benefits under the Amended Salary Continuation Agreement. In the event Mr. Patterson's employment is terminated (other than for Cause) prior to reaching age 65 (including by reason of disability), he is entitled to receive the amount that fully amortizes the accrued balance existing immediately before the month in which the separation of service occurs with annual lifetime payments beginning with the later of the seventh month after his separation of service or the month immediately after the month in which he attains age 65. If he dies prior to payment of all benefits, his beneficiaries are entitled to a lump sum in cash equal to the nonqualified deferred compensation liability accrual balance existing at his death.

In the event of Mr. Patterson's separation from service within 12 months of a change in control of the Company as a result of involuntary termination without cause or voluntary termination for good reason, Mr. Patterson is entitled to a lump sum payment equal to the expected accrual balance at age 65, not discounted to present value, of $723,065. If the change in control occurs during the payment of the normal retirement age benefit, early termination benefit, or the disability benefit, Mr. Patterson is entitled to a lump-sum payment of any remaining nonqualified deferred compensation liability accrual balance. The Amended Salary Continuation Agreement also provides for the reimbursement of up to $50,000 in legal fees paid by Mr. Patterson for enforcement of the Amended Salary Continuation Agreement after a change in control.

If Mr. Patterson dies before or after separation of service, he is entitled to (i) an amount in cash equal to the nonqualified deferred compensation liability accrual balance existing at his death, and (ii) the benefit described under his Endorsement Split Dollar Agreement.

Mr. Patterson's Amended Salary Continuation Agreement was also revised to ensure that benefits under the agreement are paid in a manner and at a time that are consistent with Section 409A, a new provision of the Internal Revenue Code governing nonqualified deferred compensation.

The summary of the agreement described above is qualified in its entirety by reference to the form of the agreement attached hereto as Exhibit 10.13 and incorporated herein by reference.

Item 9.01(d) Exhibits

10.13 Amended Salary Continuation Agreement dated December 6, 2006, between MidCarolina Bank and Robert C. Patterson

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MidCarolina Financial Corporation

Date: December ___, 2006 _________________________________

Randolph J. Cary, Jr.

President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT

NUMBER DESCRIPTION

10.13 Amended Salary Continuation Agreement dated December 6, 2006, between MidCarolina Bank and Robert C. Patterson